Exhibit 10.10

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT OF PETER SCHMIDT

This First Amendment to the Employment Agreement of Peter Schmidt (the “Amendment”) is entered into this 6th day of December 2022 (the “Amendment Effective Date”), by and between Peter Schmidt (the “Executive”) and Invivyd, Inc. (the “Company”).

Recitals

WHEREAS, the Company and the Executive have entered into that certain Employment Agreement dated November 9, 2020 (the “Executive Agreement”); and

WHEREAS, the Company desires to continue to employ Executive, promoting Executive to the role of Chief Medical Officer, and the Executive desires to accept such employment and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Amendment; and

WHEREAS, the Company and the Executive wish to amend the Executive Agreement as set forth in this Amendment; and

WHEREAS, the Company and the Executive desire to enter into a new Employee Proprietary Information and Inventions Assignment Agreement (“PIIA Agreement”), which shall replace in its entirety the Restrictive Covenants Agreement attached as exhibit A to the Executive Agreement, effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Agreement

1.
Amendment to Section 1(b). Section 1(b) of the Executive Agreement is hereby replaced in its entirety as follows:

As of December 6, 2022 (the “Amendment Effective Date”), the Executive shall serve as the Chief Medical Officer of the Company and shall have such powers and duties as customarily associated with this role, and as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) or other duly authorized executive. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2.
Amendment to Section 2.
a.
Section 2(a) is hereby replaced in its entirety as follows:

Base Salary. The Company will pay Executive, as compensation for the performance of the Executive’s duties and obligations hereunder, salary at the rate of $440,000 per year, less applicable deductions and withholdings. The Executive’s salary shall be subject to annual review not later than March 31st of each year for possible increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”), which may be adjusted from time to time. For the avoidance of doubt, Executive will not be eligible for a salary increase for the calendar year 2022 compensation cycle. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

b.
Section 2(b) is hereby replaced in its entirety as follows:

Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The amount, terms and conditions of such bonus (if any) will be determined at the sole discretion of the Board or the Compensation Committee. Beginning in calendar year 2023, the Executive’s initial target annual incentive bonus shall be 40% of the Executive’s Base Salary. Payment of any incentive bonus shall be contingent upon the Executive being employed by the Company as of the payment date of such incentive bonus. The actual bonus amount is discretionary and will be subject to the Company’s assessment of the Executive’s performance, as well as business conditions at the Company. The bonus will also be subject to the terms of any applicable bonus plan and approval by and adjustment at the discretion of the Board or the Compensation Committee. The bonus, if any, shall be paid by March 15th of the calendar year following the calendar year for which such bonus relates. The Company also may make adjustments, at its sole discretion, in the targeted amount of the Executive’s annual incentive bonus. The target annual incentive bonus in effect at any given time is referred to herein as the “Target Bonus.” For the avoidance of doubt, nothing herein shall affect Executive’s entitlement to Executive’s 2022 bonus, if any, which shall remain subject to the aforementioned conditions at a target annual incentive of 30% of Executive’s Base Salary in existence as of December 5, 2022.

c.
Section 2(f) is hereby amended to include a second paragraph as follows:

The Executive has been granted a stock option in connection with the First Amendment to the Employment Agreement (“Promotional Stock Option”). The Promotional Stock Option shall be governed by the terms and conditions of the Company’s 2021 Equity Incentive Plan and the applicable stock option grant notice and stock option agreement (collectively, the “Promotional Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Promotional Equity Documents, Section 5 and Section 6 of this Agreement, as applicable, shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason (as such terms are defined below). Notwithstanding anything to the contrary in the 2021 Promotional Equity Documents, the definition of “Cause” provided in Section 3(c) of this Agreement shall apply to the Promotional Equity Documents and to any future equity awards that may be granted to the Executive in lieu of any definition of “Cause” provided under the applicable equity award documents.

3.
Amendment to Section 5. The fifth paragraph of Section 5 (beginning with the words “For the avoidance of doubt, and notwithstanding anything to the contrary…”) is replaced in its entirety as follows:

Delayed Forfeiture of Time-Based Equity Awards. For the avoidance of doubt, and notwithstanding anything in to the contrary in any stock options and other stock-based awards held by the Executive that are subject solely to time-based vesting, including, without limitation, the Initial Stock Option or the Promotional Stock Option (the “Time-Based Equity Awards”), the unvested portions of all Time-Based Equity Awards shall not terminate or be forfeited on the Date of Termination, but rather shall remain outstanding until ninety (90) days after the Date of Termination (the “Pre-CIC Protection Period”). If the Company has not, prior to the end of the Pre-CIC Protection Period, entered into a definitive agreement that, if closed, would result in a Change in Control (as defined herein) (a “P&S Agreement”) then the unvested portion of the Time-Based Equity Awards shall terminate and be forfeited as of the end of the Pre-CIC Protection Period. If the Company, prior to the end of the Pre-CIC Protection Period, enters into a P&S Agreement, then the Time-Based Equity Awards shall remain outstanding and, to the extent unvested, become fully vested upon a Change in Control resulting from such agreement, and all such awards that are assumed or continued in the Change in Control transaction shall remain outstanding until the later of (i) the end of the Pre-CIC Protection Period and (ii) ninety (90) days after such Change in Control. Unvested Time Based Equity Awards shall terminate and be forfeited if the Company abandons a sale of the Company as contemplated under the P&S Agreement entered into during the Pre-CIC Protection Period. No additional vesting of the Time-Based Equity Awards shall occur following the Date of Termination except on account of a Change in Control during or after the Pre-CIC Protection Period as specifically provided herein. For the avoidance of doubt, all other unvested equity awards, including but not limited to performance stock units vesting based on achieving pre-established performance goals (collectively, the “Performance-Based Equity Awards”) shall terminate and be forfeited on the Date of Termination unless otherwise provided by the terms of the Plan, Promotional Equity Documents or the applicable award agreement. Notwithstanding anything herein to the contrary, no Time-Based Awards shall remain outstanding following the original expiration date of such award, as set forth in the applicable award agreement.

4.
Amendment to Exhibit A; references to Restrictive Covenants Agreement. Exhibit A to the Executive Agreement is hereby replaced in its entirety by the PIIA Agreement attached hereto as Exhibit 1. References throughout the Executive Agreement to the “Restrictive Covenants Agreement” shall be referred to as the “PIIA Agreement.”
5.
The Company and the Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant to Section 3(e) of the Executive Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to the Executive Agreement.

6.
Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. Executive remains employed “at will.” The Executive Agreement and its exhibits, the PIIA Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

The parties have executed this First Amendment to the Employment Agreement of Peter Schmidt on the day and year first written above.

Invivyd, Inc.

/s/ David Hering

David Hering

CEO

Executive

/s/ Peter Schmidt

Peter Schmidt

Exhibit 1